Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

Sang-Baek Park

Arigene Co., Ltd.

83-25, Nonhyun-Dong, Kangnam-Gu

Seoul 135-010 Korea

82-2-3444-5777

ARIGENE CO., LTD. TO ACQUIRE TRIMERIS, INC.

SEOUL, KOREA AND DURHAM, N.C. – October 2, 2009 – Trimeris, Inc. (“Trimeris”) (Nasdaq: TRMS) today announced that it has entered into a merger agreement with Arigene Co., Ltd., a Korean corporation traded on the Korean Securities Dealers Association Quotation System (“Arigene”) (KOSDAQ: 067850) pursuant to which Arigene has agreed to acquire Trimeris for approximately $81 million through a cash tender offer of $3.60 per share, followed by a merger to acquire all remaining outstanding Trimeris shares at the same price per share paid in the tender offer. The tender offer price represents an approximately 55% premium to Trimeris’ average stock price over the last three month period ending on October 1, 2009 and an approximately 40% premium to the closing price of Trimeris’ common stock on October 1, 2009.

Stockholders of Trimeris representing approximately 36% of shares outstanding have executed voting agreements in support of the transaction. The transaction has been approved by the boards of directors of Trimeris and Arigene. The parties expect the tender offer and merger to be completed in the fourth quarter of 2009.

The tender offer will expire at midnight Eastern Time on the 20th business day following and including the tender offer commencement date, unless extended in accordance with the terms of the merger agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission. Following the tender offer, if successful, RTM Acquisition Company, a wholly owned subsidiary of Arigene, will be merged with and into Trimeris, with Trimeris continuing as the surviving corporation. As a result of the merger, Trimeris will become a wholly-owned subsidiary of Arigene.

The consummation of the tender offer is subject to the satisfaction or waiver of certain conditions, including, among others: (i) a majority of outstanding Trimeris shares having been tendered in response to the offer, (ii) the absence of any injunction or act by any governmental agency prohibiting the transaction, (iii) there not having been a material adverse change with respect to Trimeris, and (iv) other customary conditions. The tender offer is not subject to a financing condition.

Advisors

Wilmer Cutler Pickering Hale and Dorr LLP is acting as legal advisor to Trimeris for this transaction. HCube Advisors, Inc. acted as financial advisor and K&L Gates, LLP is acting as legal advisor to Arigene.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

About Arigene Co., Ltd.

Arigene Co., Ltd. (KOSDAQ: 067850) is a developer, manufacturer and marketer of Ubiquitous Healthcare Systems (U-Healthcare) and related medical equipment in Korea. With its planned acquisition of Trimeris, Inc., Arigene is expanding its business to the broader biotechnology industry.

Cautionary Note regarding Forward Looking Statements

This document and any attachments may contain forward-looking information about the proposed transaction between Trimeris and Arigene, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company, new product development, including obtaining regulatory approvals, and any other statements about Trimeris’ managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward looking statements. These forward looking statements involve known and unknown risks and uncertainties that may cause Trimeris’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward looking statements. Important factors that may cause or contribute to such differences include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Trimeris’ stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; transaction costs; whether results obtained in clinical studies or in preclinical studies will be indicative of results obtained in future clinical trials; whether Trimeris will be able to obtain regulatory approvals and such other factors as are set forth in the risk factors detailed from time to time in Trimeris’ periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 13, 2009, which are incorporated herein by reference. The forward looking statements are made only as of the date of publication. Except as otherwise required by law, the Company specifically disclaims any obligation to update any of these forward looking statements.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Trimeris. Arigene and RTM Acquisition Company, a wholly owned subsidiary of Arigene, have not commenced the tender offer for the shares of Trimeris stock described in this press release. Upon commencement of the tender offer, Arigene and RTM Acquisition Company will file with the SEC a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents. Following commencement of the tender offer, Trimeris will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9. These documents will contain important information about Arigene, Trimeris, the transaction and other related matters. Investors and security holders are urged to read each of these documents carefully when they are available. These materials will be sent free of charge to all stockholders of Trimeris. Investors and security holders will also be able to obtain free copies of the tender offer statement, the tender offer solicitation/recommendation statement and other documents filed with the SEC by Arigene and Trimeris through the web site maintained by the SEC at www.sec.gov.

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